Exhibit 5.1

PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio  43215-6194
Telephone: 614/227-2000
Facsimile: 614/227-2100

November 7, 2010

Neoprobe Corporation
425 Metro Place North, Suite 300
Dublin, Ohio 43017

Ladies and Gentlemen:

We have acted as counsel to Neoprobe Corporation, a Delaware corporation (the “Company”), in connection with the proposed offer and sale by the Company of 3,157,896 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), Series CC warrants to purchase up 1,578,948 shares of the Company's Common Stock (the "Series CC Warrants"), Series DD warrants to purchase up 1,578,948 shares of the Common Stock (the "Series DD Warrants" and, collectively with the Series CC Warrants, the "Warrants"),  and the shares of the Common Stock issuable upon exercise of the Warrants (the "Warrant Shares" and, collectively with the Warrants and Shares, the "Securities"), pursuant to that certain Securities Purchase Agreement, dated November 7, 2010 (the "Agreement"), among the Company and the purchasers thereunder.   The Securities are being issued pursuant to a Registration Statement on Form S-3 (File No. 333-168485) (the "Registration Statement"), which was declared effective by the Securities and Exchange Commission (the "Commission") on August 13, 2010, under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”), and the base Prospectus dated August 13, 2010, and the Prospectus Supplement, dated November 7, 2010, filed with the Commission.

In connection with rendering the opinions set forth below, we have examined (i) the Agreement, (ii) the Amended and Restated Certificate of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company, (iv) the form of the Warrants, (v) the Registration Statement, including the exhibits filed therewith, (vi) authorizing resolutions and other actions of the Company that authorize and provide for the issuance of the Securities.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, and have considered such matters of law and fact, in each case as we have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions.

Our examination of law relevant to the matters covered by this opinion is limited to the State of Ohio and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.   We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws, including the laws of the State of Delaware (except for its corporate laws); (ii) the laws of any other jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority.  To the extent that laws other than those of the State of Ohio and the corporate laws of the State of Delaware govern, we have rendered our opinion with respect solely to the laws of the State of Ohio and/or the corporate laws of the State of Delaware, as applicable.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that:

(1)           The Shares, when sold and delivered in accordance with the Agreement and after receipt of payment therefor, will be validly issued, fully paid and non-assessable.

(2)           The Warrant Shares, when issued upon valid exercise of the Warrants in accordance the terms of such Warrants and after receipt of payment therefor, will be validly issued, fully paid and non-assessable.

(3)           The Warrants have been duly authorized by all necessary corporate action on the part of the Company, executed and delivered by the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The opinions expressed herein are subject to the following assumptions, limitations and qualifications:

(a)           We have assumed that (i) the Registration Statement, and any amendments thereto, will remain effective during the period when the Securities are offered, sold or issued, including upon exercise of the Warrants and (ii) the Warrants will be issued in the form we have reviewed and will have been signed by a duly authorized signatory.

(b)           As noted, the enforceability of the Warrants is subject to the effect of general principles of equity. As applied to the Warrants, these principles will require the parties thereto to not invoke penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

(c)           The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue or jurisdiction provisions, waiver of jury trials, and waivers of the benefits of statutory provisions may be limited on public policy grounds.

(d)           Provisions of the Warrants requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on the date hereof for incorporation by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement filed November 9, 2010, pertaining to this transaction.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP